Exhibit 10.11

unum

Supplemental Individual Disability Insurance Plan

Coverage underwritten by the following subsidiary of Unum

Provident Life and Accident Insurance Company
1 Fountain Square
Chattanooga, TN 37402

Unum Life Insurance Company of America
2211 Congress Street
Portland, ME 04122

Provident Life and Casualty Insurance Company
1 Fountain Square
Chattanooga, TN 37402

www.unum.com

Unum is a registered trademark and marketing brand of Unum Group and its insuring subsidiaries.

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January 4, 2022

Developed Specifically For: ZimVie, Inc.

Presented by: Bill Deuink

Prepared by: Kelly Swallow Wolfe
Chicago Sales Office

Plan Offering

Thank you for considering Unum for your Supplemental Individual Disability Insurance Plan. Enclosed with your plan offering are detailed plan specifications and an offer request document. Unum is pleased to partner with ZimVie to provide these benefits to your employees. Specifically, your customized plan design includes:

Guaranteed Standard Issue (GSI) Supplemental Individual Disability Insurance Plan Summary

Eligibility	All Active Full Time Employees Classified as Z01-Z07 after 180 days of continuous employment (15 Eligibles)
Insurable Income	Base Salary, bonus and commissions
Plan Design	70% of monthly insurable income less LTD to amount of the GSI offer
LTD Plan	Unum: 60% of Base Salary, Commission to a maximum of $15,000, 100% Employer Paid
GSI Benefit Maximum	$10,000
Elimination Period	180 days
Benefit Period	To Age 65
Contract Type	Income II Select / Non-Cancellable Contract
Contributory Status	Employer Paid
Participation Requirement	100% of all eligible lives (15 total lives)
Discount	25% Multilife
Optional Additional Benefits:	Guaranteed Coverage Increase (GCI) - Annual to cap of GSI offer
	Catastrophic Disability Benefit - 30% to $8,000 (not to exceed 100% income replacement)

unum

ZimVie

Supplemental Individual Disability Insurance Plan

Contract Benefits

Income II Select
Non-Cancellable Contract

Benefit Period

To Age 65

Elimination Period

Benefits begin after a waiting period of 180 days

Income Replacement for Total Disability

- **1st Two Years of Disability:** a monthly income benefit will be paid if you are disabled in your own occupation, not working in another occupation and under a physician's care
- **Remainder of Your Benefit Period:** a monthly income benefit will be paid if you cannot work in any "gainful" occupation for which you are suited based on education, training or experience and which could be expected to generate at least 60% of your prior earnings; and under a physician's care. If the insured individual can return to this "gainful" occupation but does not do so, a monthly income benefit of 50% is payable for up to the remainder of the benefit period
- **2 Years Mental Disorder Benefit**

Return-To-Work Benefits

- **Rehabilitation Services:** available to you while you are totally or partially disabled and designed to help you return to work. Include coordination of physical therapy, vocation testing, retraining, career counseling, placement services, worksite modifications, etc.
- **Work Incentive Benefit:** when you return to work, you will receive a short-term incentive for up to 6 months equal to the difference between your prior income and your current income, for up to 100% income replacement (subject to the maximum benefit amount)
- **Residual Benefits:** monthly benefits for less-than-total disability, based on your proportionate loss of income, for the duration of the Benefit Period you chose for your policy
- **Recovery Benefit:** paid for up to 6 months after you return to work full time in your own occupation but continue to have a loss of earnings while you rebuild your business or customer business

Other Features

- **Lifetime Continuation:*** you can exchange your income protection for long-term care insurance coverage between the ages of 60 and 70. Your base policy LTC benefit will be $3,000 per month (or $100 per day, if state-required). Your LTC benefit period will be six years
  **Not available in CA, CT & TX and only available as rider in FL.*
- **Purchase Option Guarantee:** you can exchange your income protection for long-term care insurance coverage between the ages of 60 and 75. Your base policy LTC benefit will be $3,000 per month (or $100 per day, if state-required). Your LTC benefit period will be six years
  **Only available in TX.*

Optional Benefits

- **Guaranteed Coverage Increase:** allows employer or employees to increase monthly benefit without evidence of medical insurability up to the GSI Benefit Maximum as salary increases occur
- **Monthly Catastrophic Benefit:** added to your income benefit, replacing up to 100% of your prior income and paying in the event of certain very serious disabilities that are likely to increase your living expenses (your insurance professional can provide information on physical conditions that apply)

This is a brief summary of the general coverage provided by the Income II (Select) coverage package of Unum's Income Series (policy 600 or 601). Contract Provisions, Features and Optional Benefits are based on our standard published issue ages. The policy or its provisions may vary or be unavailable in some states. The policy also has exclusions and limitations that may affect any benefits payable. See your insurance professional for complete details on provisions and availability.

••• unum~ ZimVie Supplemental Individual Disability Insurance Plan TERMS & CONDITIONS Who is eligible This offer is extended to all eligible individuals (as defined under “Eligibility” on page 1) who are U.S. citizens or permanent U.S. residents possessing a green card. For a period of time commencing 180 Days prior to and including the date of application, applicants must not have missed one or more days of work or been homebound or admitted to a medical facility due to injury or sickness, or had any restrictions or limitations on their ability to work on a full time basis (30 hours or more per week) due to injury or sickness. Basis oflssue A standard offer means no modifications can be made to the contract’s premium rate, elimination period, benefit period or monthly benefit amounts to adjust for a pre-existing medical condition. Ifthe Lifetime Continuation and/ or Catastrophic Disability benefit is included in the offering, all applicants will be asked questions for current Activities of Daily Living (ADL) losses. If any ADL loss or applicable pre-existing condition exists on the date of the application, no Lifetime Continuation Option to exchange for long term care policy (Purchase Option Guarantee in Texas and Option to Exchange for Long Term Care Policy in California) and/or Catastrophic Disability benefit will be included in the policy. Similarly, if the Serious Illness Benefit is included in the offering, applicants will be asked questions pertinent to the underwriting of this benefit. A yes answer to any of those specific questions will result in no Serious Illness Benefit being included in the policy. The IDI benefit will coordinate with any other disability coverage applied for; and any disability coverage already inforce. Coverage applied for on a GSI basis cannot exceed this plan design and total coverage to be in-force (includes Group Long Term Disability and Individual Disability Insurance) cannot exceed our issue and participation limits. The GSI benefit may be directly reduced by any inforce individual coverage that was issued by Unum or its affiliated companies on a GSI basis. Unum will not participate with any other active employer-sponsored individual disability GSI program that provides long-term coverage through a non-cancellable or guaranteed renewable contract. Minimum policy size is $300. Any additional amounts purchased beyond this offer amount will be considered to be outside the plan design and subject to our normal medical and financial underwriting guidelines. Financial Requirements We will accept a company-provided census (electronic preferred) listing employee name, date of birth, job title, date of hire and compensation (defined as Insurable Income on Page 1) as income documentation. For purposes of insurable income, base salary is defined as stable annual salary. Variable compensation may include bonus, commissions, K-1 earnings and other forms of incentive compensation, and is defined as a two-year average of compensation or last year’s files. If only a one-year history of variable compensation documentation is available due to an individual not having been employed long enough to generate a two-year history, we will consider 75% of the variable compensation as insurable. Insurable income should be broken down into base salary and variable compensation in the census, if applicable. Net Worth and Unearned Income considerations will be disregarded. Application Type GSI App Form: AE-1090 (short form GSI)